EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement (File No. 333-228808) on Form S-8 of Mastech Digital, Inc. of our report dated March 31, 2021, relating to the financial statements of the Mastech Digital, Inc. 2019 Employee Stock Purchase Plan for the years ended December 31, 2020 and 2019, which appears in this Form 11-K.

/s/ UHY LLP

Farmington Hills, Michigan

Date: March 31, 2021